Filed pursuant to Rules 424(b)(3) and
424(c) Registration No. 333-24591

AYDIN CORPORATION
	Prospectus Supplement to Prospectus Dated April 16, 1997 and Prospectus Supplement Dated April 29, 1997

Reference is made to the Prospectus dated
April 16, 1997 (the "Prospectus") and the Prospectus Supplement dated April 29, 1997, relating to the offering of up to 596,927 shares (the "Shares") of Common Stock, $1.00 par value, of Aydin Corporation (the "Company") by EA Industries, Inc. as the selling stockholder.
		On May 6, 1997, the option agreement (the "EA Option"), pursuant to which EA granted to I. Gary Bard, the Chairman, President and Chief Executive Officer of the Company, or his assigns, the right to purchase the Shares for an exercise price of $11 per Share, was amended to provide that (i) the Option may be exercised in whole or in part, provided that at least
400,000 of the Shares are sold if the Option is exercised in part, and (ii) the exercise price of the EA Option has been changed to $10.75 per Share.
		This Prospectus Supplement should be read in conjunction with the Company's Prospectus dated April 16, 1997 and the Prospectus Supplement dated April 29, 1997.
 The date of this Prospectus Supplement is May 8, 1997.